Exhibit 99.1

FOR IMMEDIATE RELEASE	MARCH 17, 2010

Investor Relations Contact:	Media Relations Contact:
Sujal Shah	Mitch Seigle
610-712-5471	408-954-3225
sujal.shah@lsi.com	mitch.seigle@lsi.com

cc10-26/C1009
LSI Updates First Quarter Guidance
Company announces new $250 million share repurchase program
MILPITAS, Calif., March 17, 2010 — LSI Corporation (NYSE: LSI) today updated its business outlook for the first quarter ending April 4, 2010 and has announced the authorization of a new share repurchase program.
First Quarter 2010 Business Outlook
•	Projected revenues of $620 million to $640 million

•	GAAP* net (loss)/income in the range of ($0.03) to $0.04 cents per share

•	Non-GAAP** net income in the range of $0.07 to $0.11 cents per share

*	Generally Accepted Accounting Principles.

**	Excludes goodwill and other intangible asset impairment, stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, write-down of debt and equity securities and gain on repurchase of convertible subordinated notes. It also excludes the income tax effect associated with the above mentioned items.
The company anticipates GAAP gross margin of approximately 42% and GAAP operating expenses of approximately $255 million, both at the high end of the prior guidance range. On a non-GAAP basis, the company anticipates gross margin of approximately 47% and operating expenses of approximately $228 million, both at the high end of the prior guidance range.
“Our revised guidance reflects greater-than-anticipated strength in the recovery of enterprise IT spending during the first quarter,” said Abhi Talwalkar, LSI president and chief executive officer. “As the majority of our revenues are tied to enterprise purchases of servers, data storage and networking infrastructure, we experienced strength across all product areas that exceeded our previous guidance.”
LSI also announced today that its board of directors has authorized a stock repurchase program of up to $250 million. Under terms of the authorization, shares may be repurchased from time to time in the open market or through privately-negotiated transactions. The company will determine the timing and amount of any repurchases based on its evaluation of market conditions, business considerations and other factors. The repurchases are expected to be funded from available cash and short-term investments.
LSI Analyst Day Information
LSI will be hosting an Analyst Day for investors and securities analysts, today, Wednesday, March 17, in New York City.
Investors and others may access an audio webcast of the presentations beginning at 8:30 a.m. EDT by visiting the LSI website at http://www.lsi.com/webcast. Afterwards, a replay of the webcast will be available on the LSI website at www.lsi.com/webcast.
Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and market conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About LSI
LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage and Networking markets. More information is available at www.lsi.com.
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Editor’s Notes:
1.	All LSI news releases (financial, acquisitions, manufacturing, products, technology, etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.

2.	LSI and the LSI & Design logo are trademarks or registered trademarks of LSI Corporation.

3.	All other brand or product names may be trademarks or registered trademarks of their respective companies.

Reconciliation of Non-GAAP Measures to GAAP Measures

	GAAP	Special Items	Non-GAAP

Revenue	$620 million to $640 million		$620 million to $640 million

Gross Margin	Approx. 42% (39% – 43%)	Approx. $30 million ($25 million to $35 million)	Approx. 47% (45% – 47%)

Operating Expenses	Approx. $255 million ($238 million to $258 million)	Approx. $27 million ($20 million to $30 million)	Approx. $228 million ($218 million to $228 million)

Net (Loss)/Income Per Share	($0.03) to $0.04	($0.07) to ($0.10)	$0.07 to $0.11